Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Below is a list of subsidiaries of Organicell Regenerative Medicine, Inc. (the “Company”), all of which are wholly owned by the Company, other than noted by an asterisk.

Subsidiary Name:	Date of Formation:	State of Formation:

1. ANU Life Sciences, Inc.	8/4/16	FL

2. BD Source and Distribution Corp.	7/23/15	FL

3. Beyond Cells Corp.	7/22/15	FL

4. Ethan New York, Inc.	8/10/15	NY

5. General Surgical Florida, Inc.	1/15/16	FL

6. Mint Organics, Inc.	2/28/17	FL

7. Mint Organics Florida, Inc.	2/28/17	FL

8. Livin Again Inc.	11/24/20	FL